Exhibit 99.1

www.hearstargyle.com
NEWS

Contact:	Thomas W. Campo (212) 887-6827 tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR THE FIRST QUARTER

NEW YORK, N.Y., April 28, 2004 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced first-quarter earnings of $0.19 per diluted share, compared to $0.11 per diluted share in the first quarter of 2003.

Net revenues for the quarter ended March 31, 2004 of $166.9 million grew 11.8%, from $149.3 million in the first quarter of 2003, while adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as defined in the Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release, gained 26.6% to $61.4 million, from $48.5 million in the first quarter of 2003. Income applicable to common stockholders increased 81.4% to $17.6 million from $9.7 million in the first quarter of 2003.

Comparisons between the first quarter of 2004 and the first quarter of 2003 were impacted by the normal cycle of political advertising in an even-year period. First-quarter political advertising revenues were approximately $10.1 million, compared to approximately $0.6 million in the first quarter of 2003, $4.8 million in first-quarter 2002 and $7.7 million in first-quarter of 2000, the last presidential election year. First-quarter 2004 political advertising was heavily buttressed by spending related to the Iowa Caucuses and the New Hampshire and South Carolina Primaries.

“Solid growth in advertising revenues in our core categories and in the political category helped us achieve near-record top-line performance in the first quarter, getting the year off to a very good start,” said David J. Barrett, president and chief executive officer. “We are encouraged that our top-10 ad categories, which represent nearly 70% of total ad sales, grew approximately 10% over 2003 levels. The addition of approximately $10 million in political spending in numerous markets contributed to very broad-based growth for the quarter.

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Hearst-Argyle First Quarter 2004...2

“Automotive, retail, furniture & housewares, and financial services were the leading core growth categories in the quarter,” Barrett added.

“Strong year-over-year growth in adjusted EBITDA, free cash flow and net income are indicative of the strength of our Company’s local television business model.”

Advertising Revenue Comparisons

Local revenues, excluding political revenues, increased approximately 10.5% for the quarter compared to first-quarter 2003; national revenues, excluding political advertising, increased approximately 1.7% for the quarter. Local advertising, excluding political, represented approximately 61% of advertising revenues, compared to approximately 59% for the first quarter of 2003.

In addition to spending growth in the first quarter from the auto, financial services, furniture & housewares and retail categories, increases also came from the corporate packaged-goods and telecommunications categories. Non-cyclical categories registering declines included movies, beverages, fast foods, pharmaceuticals and attractions.

Expenses

Salaries, benefits and other operating costs were $84.6 million for the quarter, compared to $79.8 million in the prior year’s first quarter. In addition to higher health, welfare and benefits expenses, insurance costs and sales expenses, there were increases in pension expense. News-gathering expenses also increased, as is typical in an election year. (Please note updated cost guidance in “Second-Quarter Outlook” beginning on page 4.) These increases were partially offset by decreases in bad-debt expense and promotional costs, among other categories.

Amortization of program rights was $15.3 million for the quarter, compared to $16.1 million in the first quarter of 2003. The decrease primarily reflects savings from the replacement of certain higher-cost “first-run” syndicated programs, and a lower rate of amortization for certain “off-network” shows mainly at the Company’s stations in Sacramento and Kansas City.

Depreciation and amortization was $12.5 million for the quarter, compared to $11.0 million in the first quarter of 2003. Amortization expense for the 2004 first quarter reflects approximately $0.9 million of previously disclosed amortization of an advertiser client base as a separately identified intangible asset.

Corporate, general and administrative expenses were $5.6 million in the quarter, compared to $4.9 million in the first quarter of 2003, reflecting higher incentive compensation, and increased costs associated with Sarbanes-Oxley compliance.

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Hearst-Argyle First Quarter 2004...3

The dividends paid on the Company’s redeemable convertible preferred securities, now classified as “Interest expense, net - Capital Trust,” were $3.75 million for both comparable quarters. The Company’s effective tax rate for the first quarter was 38.1% compared to 38% in the first quarter of 2003; cash taxes paid, net of refunds, were approximately $15.0 million compared to $10.3 million in the first quarter of 2003.

For the quarter, the Company’s capital expenditures were $6.5 million, compared to $6.1 million in the first quarter of 2003. Approximately $0.2 million of the 2004 first-quarter total was for the Company’s digital television (DTV) build-outs, bringing the Company’s total DTV expenditures to-date to approximately $60 million.

Improving Liquidity and Financial Flexibility

At March 31, 2004, the Company’s total long-term debt was approximately $882.4 million; long-term debt net of cash was approximately $765.7 million. Note payable to Capital Trust, reflecting the Company’s long-term obligation to its wholly owned unconsolidated subsidiary trust, which privately placed $200.0 million of redeemable convertible preferred securities in December 2001, was $206.2 million. Net cash from operating activities was $54.3 million, compared to $35.4 million for first-quarter 2003. “Our cash position of $116.7 million is our strongest yet, and we’ve returned some of this profitability to our shareholders in the form of a quarterly dividend, the second of which was paid earlier this month,” noted Harry T. Hawks, Hearst-Argyle Television executive vice president and chief financial officer.

Moody’s Investors Services, Standard & Poor’s and Fitch Ratings rate Hearst-Argyle Television’s public debt as investment-grade; the Moody’s rating is Baa3; the S&P and Fitch ratings are BBB-. All of the credit-ratings agencies have a “stable” ratings outlook on the Company’s public debt.

Other Corporate Developments

Brad Hinckley, Hearst-Argyle Television’s corporate controller and principal accounting officer, has decided to leave the Company and return to the West Coast for personal family reasons. “Brad has been an outstanding member of our financial team and we appreciate his many contributions to our hard-earned reputation for high standards of financial discipline, regulatory compliance, business ethics and reporting transparency,” Hawks noted. “While we will miss him, we certainly wish him well. We expect to announce his replacement shortly.”

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Hearst-Argyle First Quarter 2004...4

Local Excellence

KMBC-TV, the Company’s Kansas City, Missouri, ABC affiliate, once again led top-50-market ABC stations in February “sweeps” ratings. In weekday late news competition the station ranked #1 among ABC stations in the adults 18-49 and 25-54, and women 18-49 demographic categories, and was the #1 ABC affiliate in prime time in adults 18-49 and 25-54. WISN-TV, the Company’s ABC affiliate in Milwaukee which continues to gain local audience share, outperformed, or “overindexed,” ABC’s average ratings for the five-night run of SuperMillionaire by 42%. KOCO-TV, the Company’s ABC affiliate in Oklahoma City, also continued to gain local news-audience share.

During the quarter and in recent weeks, numerous Hearst-Argyle stations were notified they would be recipients of major national and regional TV journalism awards.

In addition to six National Headliner Awards, given annually by the Press Club of Atlantic City, Hearst-Argyle stations received several regional Associated Press awards and Edward R. Murrow Awards from the Radio-Television News Directors Association.

WESH-TV, the Company’s NBC affiliate serving the Orlando-Daytona market, which already has received a national Alfred I. duPont-Columbia University Award for its 2003 news coverage of the Columbia Shuttle tragedy, has been notified that it also has earned a George Foster Peabody Award, bestowed by the University of Georgia, and a Society of Professional Journalists Sigma Delta Chi Award, for various stories. “If there were a trifecta or `hat trick’ for TV journalism honors, this would be it,” Barrett said. “We’re very proud of WESH, and our other stations, for their outstanding journalism.”

Second-Quarter Outlook

The Company’s revenue outlook for the second quarter, and its cost outlook for the full year, are subject to and could be affected by economic developments; regulatory developments; the timing of any investments, dispositions or other transactions; and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release.

The Company expects second quarter revenues to grow approximately 10% from the $179.6 million reported in the second quarter of 2003, with EPS of between $0.35 and $0.37.

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Hearst-Argyle First Quarter 2004...5

For the second quarter, the Company projects that “Salaries, Benefits and Other Operating Costs” will increase approximately 7-8% compared to the second quarter of 2003, due to continued increases in health, welfare and benefits-related costs and selling costs associated with year-over-year revenue growth. The Company anticipates full-year growth in these costs of approximately 6%, vs. prior full-year 2004 guidance of a 4-5% increase. These increases will be partially offset by the previously disclosed reduction of year-over-year program expense for the full-year. The Company also reaffirmed all other full-year cost guidance given in its fourth-quarter 2003 earnings release, issued on February 26.

During the second quarter, the Company also expects to complete, subject to regulatory approval, its previously announced acquisition of WMTW-TV, the ABC affiliate serving the Portland-Auburn, Maine, market.

For a review of non-GAAP financial measurements frequently used in broadcast industry analysis, and a reconciliation to the GAAP financial results cited in this news release and accompanying condensed consolidated statements of income, please see the Supplemental Disclosures table at the end of this release. An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

First-Quarter Conference Call

Hearst-Argyle will host a conference call at 9:30 a.m., New York City time, today. Senior management will discuss the financial results and respond to questions. A live audio Webcast of the call will be accessible to the public on the Company’s Web site, www.hearstargyle.com. A recording of the Webcast will subsequently be archived on the site. The conference call number is (800) 857-9600 for domestic calls and (773) 756-4629 for international calls; the conference can be accessed with the identification “Hearst-Argyle.” A replay of the call will be available through May 5 at (800) 293-4252 or (402) 220-9745 (international). No passcode is necessary for the replay.

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Hearst-Argyle First Quarter 2004...6

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 24 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach about 17.8% of U.S. TV households, making it one of the largest U.S. television station groups. The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner. Hearst-Argyle also owns 11 ABC affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates and a WB affiliate, and manages a UPN affiliate and an independent station. Hearst-Argyle also is involved in television production and syndication, through a joint venture with NBC Enterprises, and is a leader in the convergence of local broadcast television and the Internet through its partnership with Internet Broadcasting Systems. Hearst-Argyle is majority owned by The Hearst Corporation. Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenues, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.

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HEARST-ARGYLE TELEVISION, INC.
Consolidated Statements of Income

	Three Months Ended March 31,
	2004	2003
	(In thousands, except per share data) (Unaudited)

Total revenues	$166,864	$ 149,276

Station operating expenses:
Salaries, benefits and other operating costs	84,594	79,833
Amortization of program rights	15,311	16,092
Depreciation and amortization (1)	12,495	10,960
Corporate, general and administrative expenses	5,589	4,874

Operating income	48,875	37,517

Interest expense, net	16,416	17,409
Interest expense, net - Capital Trust (2)	3,750	3,750
Equity in income (loss) of affiliates (3)	199	(136)

Income before income taxes	28,908	16,222
Income taxes	11,014	6,165

Net income	17,894	10,057

Less preferred stock dividends	272	318

Income applicable to common stockholders	$ 17,622	$ 9,739

Income per common share- basic	$ 0.19	$ 0.11

Number of common shares used in the calculation	92,902	92,436

Income per common share- diluted	$ 0.19	$ 0.11

Number of common shares used in the calculation	93,615	92,750

Supplemental Financial Data:
Net cash provided by operating activities	$ 54,253	$ 35,438
Program payments	$ 15,320	$ 15,638
Capital expenditures	$ 6,530	$ 6,105
Cash paid for income taxes, net of refunds (4)	$ 14,964	$ 10,335
Long-term debt, net of cash	$765,665	$ 938,515
Note payable to Capital Trust (2)	$206,186	$ 206,186
Dividends per share declared	$ 0.06	$ —
Common shares outstanding, net of treasury shares	93,021	92,527

Supplemental Non-GAAP Data (1) :
Adjusted EBITDA	$ 61,370	$ 48,477
Free cash flow	$ 47,723	$ 29,333

(1)	See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

Hearst-Argyle First Quarter 2004...8

HEARST-ARGYLE TELEVISION, INC.

Notes to Consolidated Statements of Income

(1) Amortization expense for the three months ended March 31, 2004 included approximately $0.9 million of amortization of a separately identified intangible asset, advertiser client base. In December 2003, the Company reconsidered a reclassification it had made in December 2001 related to this separately identified intangible asset. In December 2003, the Company determined the advertiser client base should continue to be separately identified from goodwill and, as an intangible asset with a finite useful life under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, be amortized over its estimated useful life. Accordingly, the Company recorded a catch-up to amortization expense on the advertiser client base of $7.1 million in the fourth quarter of 2003.

(2) In December 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46(R)”). The adoption of FIN 46(R) required the Company to de-consolidate its wholly-owned trust subsidiary, the Hearst-Argyle Capital Trust (hereafter the “Capital Trust”). In order to present the Capital Trust as an unconsolidated subsidiary, the Company adjusted the presentation in its consolidated balance sheets as follows, for all periods presented: (i) reclassified the amount of $200.0 million, which was previously classified as “Company obligated redeemable convertible preferred securities of subsidiary trust holding solely parent company debentures” to “Note payable to Capital Trust”; (ii) presented an investment in the Capital Trust of $6.2 million, which is included under “Investments”; and (iii) presented a long-term note payable to the Capital Trust of $6.2 million, which is included under “Note payable to Capital Trust,” bringing the total “Note payable to Capital Trust” to $206.2 million. In addition, the Company adjusted the presentation in its consolidated income statements in all periods presented to reclassify the amounts previously presented as “Dividends on redeemable convertible preferred securities” to “Interest expense, net – Capital Trust.” These changes, required under FIN 46(R), represent financial statement presentation only and are not a result of any changes to the legal, financial, or operating structure of the Capital Trust.

(3) Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc. and (ii) NBC/Hearst-Argyle Syndication, LLC.

(4) Cash paid for income taxes is presented net of tax refunds received by the Company of $1.2 million for the three months ended March 31, 2004. There were no tax refunds received in the three months ended March 31, 2003.

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Hearst-Argyle First Quarter 2004...9

HEARST-ARGYLE TELEVISION , INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”). In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions. Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone. Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements. In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income: interest expense, net; interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges. Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•	Interest expense, net, and Interest expense, net – Capital Trust. By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures. Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•	Income taxes. By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates. Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

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Hearst-Argyle First Quarter 2004...10

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

•	Depreciation and amortization. By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses. Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives. Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•	Equity in income (loss) of affiliates. This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests. As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results. However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•	Other income and expense, and special charges. These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next. By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next. Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended March 31,
	2004	2003
	(In thousands) (Unaudited)

Net income	$ 17,894	$10,057
Add: Income taxes	11,014	6,165
Add: Equity in (income) loss of affiliates	(199)	136
Add: Interest expense, net - Capital Trust	3,750	3,750
Add: Interest expense, net	16,416	17,409

Operating income	48,875	37,517
Add: Depreciation and amortization	12,495	10,960

Adjusted EBITDA	$ 61,370	$48,477

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Hearst-Argyle First Quarter 2004...11

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow. Free cash flow reflects our net cash flow from operating activities less capital expenditures. Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group. Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs. Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such. Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow. In addition, our calculation of free cash flow may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended March 31,
	2004	2003
	(In thousands) (Unaudited)

Net cash flow provided by operating activities	$54,253	$35,438
Less capital expenditures	6,530	6,105

Free cash flow	$47,723	$29,333